Citigroup Funding Inc.
January 30, 2012
Medium-Term Notes, Series D
Offering Summary No. 2012-MTNDG0183
Relating to Preliminary Pricing Supplement No. 2012-MTNDG0183 dated January 30, 2012
Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Jump Securities Based on the S&P 500® Index due February     , 2015
The Trigger Jump Securities offer the opportunity for investors to earn a return based on the performance of the S&P 500® Index, which we refer to as the underlying index, while providing limited protection against negative performance of the underlying index.  Unlike ordinary debt securities, the securities do not pay interest and, because of the trigger feature, investors are exposed to the risk of loss of some or all of their investment.  At maturity, if the closing value of the underlying index on the valuation date is greater than the closing value of the underlying index on the pricing date, you will receive a positive return on the securities equal to the greater of (i) 23% to 28% (to be determined on the pricing date) and (ii) the percentage increase in the closing value of the underlying index from the pricing date to the valuation date.  If, on the other hand, the closing value of the underlying index on the valuation date is less than or equal to the trigger value, you will be exposed fully to the negative performance of the closing value of the underlying index. The securities are not principal protected.  The securities are a series of unsecured notes issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities, and possibly zero.

Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Pricing date:	February , 2012 (expected to be February 28, 2012)
Original issue date:	March , 2012 (three business days after the pricing date)
Maturity date:	February , 2015 (expected to be February 25, 2015)
Underlying index:	S&P 500® Index
Payment at maturity per security:
If the final index value is greater than the initial index value,
$10 + the greater of (i) the upside payment and (ii) $10 x the index return percentage
If the final index value is less than or equal to the initial index value but greater than the trigger value,
$10
If the final index value is less than or equal to the trigger value,
$10 x the index performance factor
This amount will be less than or equal to $6.50 and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:	$2.30 to $2.80 per security (23% to 28% of the stated principal amount), to be determined on the pricing date
Index return percentage:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	February , 2015 (expected to be February 20, 2015), subject to postponement for non-index business days and certain market disruption events.
Trigger value:	65% of the initial index value
CUSIP:	17317U220
ISIN:	US17317U2208
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.30	$9.70
Total	$	$	$
(1) The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.90 per security. Please see “Syndicate Information” for more information.

(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 from Citigroup Funding Inc. for each security sold in this offering.  From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.30, subject to volume purchase discounts, for each security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.

You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement filed on January 30, 2012: http://www.sec.gov/Archives/edgar/data/831001/000095010312000413/dp28276_424b2-red.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:   http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

Investment Overview
The Trigger Jump Securities Based on the S&P 500® Index due February     , 2015 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying index that provides a minimum positive return if the closing value of the underlying index appreciates from the valuation date to the pricing date (as measured solely on those two dates) at all and 1-to-1 participation in any appreciation of the underlying index beyond the minimum positive return; however, by investing in the securities, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of January 27, 2012, yield an average of 2.05% per year.  If the average dividend yield remained constant for the term of the securities, this would be equivalent to 6.15% (calculated on a simple interest basis) over the approximately 3-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you;

▪
To enhance returns and outperform the underlying index in scenarios in which the final index value increases from the initial index value by less than 23% to 28% (to be determined on the pricing date);

▪
To obtain 1-to-1 exposure to the performance of the underlying index in scenarios in which the final index value increases from the initial index value by at least 23% to 28% (to be determined on the pricing date)

▪
To obtain limited protection against a loss of principal in the event of negative performance of the underlying index, but only if the final index value decreases from the initial index value by less than 35%.  If the final index value has decreased from the initial index value by 35% or more, investors are fully exposed to the negative performance of the underlying index.

Maturity:	Approximately 3 years

Upside payment:	$2.30 to $2.80 (23% to 28% of the stated principal amount), to be determined on the pricing date

Trigger value:	65% of the initial index value

Minimum payment at maturity:	None

Coupon:	None

Listing:	The securities will not be listed on any securities exchange.

All payments on the securities are subject to the credit risk of Citigroup Inc.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 27, 2012:

Bloomberg Ticker Symbol:	SPX
Current Value:	1,316.33
52 Weeks Ago (on 1/31/2011):	1,286.12
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 10/3/2011):	1,099.23

February 2012	Page 2

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

S&P 500® Index – Daily Closing Values January 3, 2007 to January 27, 2012

February 2012	Page 3

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

Key Investment Rationale

An investment in the securities offers a minimum positive return of 23% to 28% (to be determined on the pricing date) if the underlying index appreciates at all from the pricing date to the valuation date (as measured solely on those two dates), offers an uncapped 1-to-1 participation in any appreciation of the underlying index greater than 23% to 28% and provides limited protection against a decline in the underlying index, but only if the closing value of the underlying index on the valuation date is greater than the trigger value.  The trigger value will be 65% of the initial index value; therefore, if the underlying index declines by 35% or more from the pricing date to the valuation date, the payment at maturity per security will be less than or equal to $6.50 and possibly zero.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 27, 2012, the average dividend yield of those stocks was 2.05% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 6.15% (calculated on a simple interest basis) over the approximately 3-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

Payment Scenario 1
The closing value of the underlying index increases from the pricing date to the valuation date by at least 23% to 28% (to be determined on the pricing date).  In this scenario, each security redeems for more than the stated principal amount of $10 by an amount that is proportionate to the percentage increase of the final index value from the initial index value.  For example, if the closing value of the underlying index increases by 50% from the pricing date to the valuation date, each security will redeem for $15.00, or 150% of the stated principal amount of $10.  There is no maximum payment at maturity on the securities.

Payment Scenario 2
The closing value of the underlying index increases from the pricing date to the valuation date by less than 23% to 28% (to be determined on the pricing date).  In this scenario, each security redeems for $12.50 to $13.00 per security (123% to 128% of the stated principal amount), to be determined on the pricing date.

Payment Scenario 3	The closing value of the underlying index declines from the pricing date to the valuation date by less than 35%. In this scenario, each security redeems for the stated principal amount of $10.
Payment Scenario 4
The closing value of the underlying index declines from the pricing date to the valuation date by 35% or more. In this scenario, each security redeems for less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value.  For example, if the closing value of the underlying index decreases by 60% from the pricing date to the valuation date, each security will redeem for $4.00, or 40% of the stated principal amount of $10.  There is no minimum payment at maturity on the securities.

Summary of Selected Key Risks (see page 11)

▪	The securities do not guarantee return of any principal.

▪	No interest payments.

▪	Historically, the closing value of the underlying index has been volatile.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	Adjustments to the underlying index could adversely affect the value of the securities.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

February 2012	Page 4

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest or dividends, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount of $10 based upon the closing value of the underlying index on the valuation date. The securities do not guarantee any return of principal at maturity.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
February , 2012 (expected to be February 28, 2012)	March , 2012 (three business days after the pricing date)	February , 2015 (expected to be February 25, 2015)
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the securities, and possibly zero.

Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity per security:
If the final index value is greater than the initial index value,
$10 + the greater of (i) the upside payment and (ii) $10 x the index return percentage

If the final index value is less than or equal to the initial index value but greater than the trigger value,
$10

If the final index value is less than or equal to the trigger value,
$10 x the index performance factor

This amount will be less than or equal to $6.50 and could be zero.  There is no minimum payment at maturity on the securities.

Upside payment:	$2.30 to $2.80 per security (23% to 28% of the stated principal amount), to be determined on the pricing date
Index return percentage:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	$ , the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Trigger value:	65% of the initial index value
Valuation date:	February , 2015 (expected to be February 20, 2015), subject to postponement for non-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 11.
Clearing and settlement:	DTC

February 2012	Page 5

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	17317U220
ISIN:	US17317U2208
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪  Upon a sale or exchange of the securities, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders whose gain on their securities is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets, Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in swaps, options and/or futures contracts on the underlying index or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the closing value of the underlying index, and, accordingly, potentially increase the initial index value and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts

February 2012	Page 6

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “Description of Securities—ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30, subject to reduction for volume purchase discounts, from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.30, subject to reduction for volume purchase discounts, for each security they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without prior written consent of the client. See “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

Syndicate Information

The actual price to public, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.000	$0.300	$0.300
≥ $1,000,000 and < $3,000,000	$9.950	$0.250	$0.250
≥ $3,000,000 and < $5,000,000	$9.925	$0.225	$0.225
≥ $5,000,000	$9.900	$0.200	$0.200

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to also read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document, before you invest in the securities.

February 2012	Page 7

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).  Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 27, 2012, the average dividend yield of those stocks was 2.05% per year, which if the average dividend yield remained constant for the term of the securities, would be equivalent to 6.15% (calculated on a simple interest basis) over the approximately 3-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$2.55 per security (25.5% of the stated principal amount)
Trigger value:	65% of the initial index value
Minimum payment at maturity:	There is no minimum payment at maturity.
Maximum payment at maturity:	There is no maximum payment at maturity.

Securities Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors will receive an amount at maturity that is greater than the $10 stated principal amount per security and is equal to the $10 stated principal amount plus the greater of (i) the hypothetical upside payment of $2.55 and (ii) the product of $10 and the return on the underlying index.

February 2012	Page 8

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

▪
If the percentage change in the closing value of the underlying index from the pricing date to the valuation date is positive but less than or equal to 25.5%, an investor will receive a payment at maturity of $12.55 per security, the stated principal amount plus the hypothetical upside payment.

▪
If, however, the closing value of the underlying index appreciates more than 25.5%, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index.  For example, if the underlying index appreciates 50%, an investor will receive a payment at maturity equal to $15.00 per security.

▪
If the final index value is less than or equal to the initial index value but greater than the trigger value, investors will receive an amount at maturity equal to the $10 stated principal amount per security.

▪
If the final index value is less than or equal to the trigger value, investors will receive an amount at maturity less than or equal to $6.50 per security, based on a 1% loss of principal for each 1% decline in the closing value of the underlying index from the pricing date to the valuation date.

▪
For example, if the closing value of the underlying index declines by 60% from the pricing date to the valuation date, investors will lose 60% of their principal and receive only $4.00 per security at maturity, or 40% of the stated principal amount.  There is no minimum payment at maturity.

February 2012	Page 9

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10 + the greater of: (i) Upside Payment; and (ii) $10 x Index Return Percentage

The upside payment will be $2.30 to $2.80 per security, to be determined on the pricing date.

The index return percentage will be a fraction equal to: (final index value – initial index value) / initial index value.

If the final index value is less than or equal to the initial index value but greater than the trigger value:

$10

If the final index value is less than or equal to the trigger value:

$10 x Index Performance Factor

The index performance factor will be a fraction equal to: final index value / initial index value.

Because the index performance factor will be less than or equal to 0.65, this payment will be less than or equal to $6.50 per security and could be zero.  There is no minimum payment at maturity on the securities.  All payments on the securities are subject to the credit risk of Citigroup Inc.

February 2012	Page 10

Citigroup Funding Inc.

Trigger Jump Securities Based on the S&P 500® Index due February    , 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than or equal to the trigger value (which is 65% of the initial index value), the payout at maturity per security will be an amount in cash less than or equal to $6.50 and possibly zero.   In this scenario, investors will be exposed to the full amount of the decrease in the closing value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Securities Work.”

▪
Volatility of the underlying index.  From January 3, 2007 to January 27, 2012, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15.  The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the securities, and possibly zero.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final index value does not increase from the initial index value, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive at maturity an amount that is less than the stated principal amount of the securities, and possibly zero.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of January 27, 2012 average a dividend yield of 2.05% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 6.15% (calculated on a simple interest basis) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or

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periodic interest is appropriate for you.   The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the securities.

▪
Adjustments to the underlying index could adversely affect the value of the securities.  The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange, and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the trigger value, the final index value and the index return percentage or the index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing value of the underlying index in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and/or options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the value above which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the

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IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the S&P 500® Index

General. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard & Poor’s Financial Services LLC (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of January 27, 2012, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of January 27, 2012, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.82%), Consumer Staples (10.89%), Energy (12.04%), Financials (14.15%), Health Care (11.68%), Industrials (11.01%), Information Technology (19.44%), Materials (3.71%), Telecommunication Services (2.70%) and Utilities (3.56%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index. On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

¡	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

¡	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

¡
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of

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the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the securities.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

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Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 3, 2007 through January 27, 2012. The closing value of the underlying index on January 27, 2012 was 1,316.33.  We obtained the information below from Bloomberg Financial Markets, without independent verification. You should not take the historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.
S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter (through January 27, 2012)	1,326.05	1,277.06	1,316.33

Additional Considerations

If the closing value of the underlying index is not available on any date of determination or if there is a market disruption event occurring on such date, the calculation agent may determine the closing value for that date or defer the determination of the closing value in accordance with the procedures set forth in the accompanying preliminary pricing supplement under “Description of Securities—Valuation Date” and “Description of Securities—Closing Value of the Underlying index.” In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.  You should refer to “Description of Securities—Discontinuance of the Underlying Index; Alteration of Method of Calculation” in the accompanying preliminary pricing supplement for more information.

In case of default in payment at maturity of the securities, the securities will bear interest, payable upon demand of the beneficial owners of the securities in accordance with the terms of the securities, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of      % per annum on the unpaid amount due.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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